Contact:       Armand Go
                                                 Vice President, Chief Financial
                                                 Officer, Treasurer & Secretary
                                                 (920) 208-4200

FOR IMMEDIATE RELEASE
---------------------

FRESH BRANDS, INC. PRIVATELY SELLS 200,000
SHARES FOR $3.3 MILLION TO TWO LOCAL INVESTORS

SHEBOYGAN, WI, DECEMBER 14, 2001. Fresh Brands, Inc. (Nasdaq: FRSH) today announced the sale of a total of 200,000 shares of its common stock in a private transaction for $3,300,000 (a per share price of $16.50) to two highly respected local investors. The 200,000 shares represent approximately 3.8% of the 5,239,174 shares of the company's stock outstanding after the sale. Fresh Brands will use the proceeds of the sale to reduce its existing debt and for general corporate purposes.

"We are very pleased that these highly respected local investors have evidenced their confidence in and support of our company by making such a significant investment in our future," said Elwood Winn, President and Chief Executive Officer of Fresh Brands. "We believe that this investment is an endorsement of our strategic plan to aggressively grow our company and increase our long-term shareholder value."

Fresh Brands, Inc. is a supermarket retailer and grocery wholesaler through corporate-owned retail, franchised and independent supermarkets. The corporate-owned and franchised retail supermarkets operate under the Piggly Wiggly(R) and Dick's(R) Supermarkets brands. Fresh Brands currently has 72 franchised supermarkets, 27 corporate-owned stores, two distribution centers and a centralized bakery/deli production facility. Stores are located throughout Wisconsin and northern Illinois. For more information, visit the company's Web site: www.fresh-brands.com.

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                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

     This press release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve our strategic plan to aggressively grow our company and increase long-term shareholder value. Such forward-looking statements are subject to certain risks and uncertainties that may cause our results to differ materially. These risks include, but are not limited, to the following: (1) presence of intense competitive market activity in the Company's market areas; (2) ability to identify and develop new market locations and/or acquisition candidates for expansion purposes; (3) continuing ability to obtain reasonable vendor marketing funds for promotional purposes; (4) the cost and results of the Company's new business information technology systems replacement project; (5) ongoing absence of food price inflation; (6) the Company's ability to continue to recruit, train and retain quality franchise and corporate retail store operators; (7) the potential recognition of repositioning charges resulting from potential closure, conversions and consolidations of retail stores due principally to the competitive nature of the industry and to the quality of the Company's retail store operators; and (8) economic and political uncertainties resulting from the terrorist attacks of September 11, 2001. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.
     The forward-looking statements made herein are only made as of the date of this release and the Company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.